ROBERT J. KRAMER
                                500 FIFTH AVENUE
                            NEW YORK, NEW YORK 10110


                                                               December 30, 1997
The Trautman Kramer Trust
615 East Michigan Street
Milwaukee, Wisconsin  53202

Ladies/Gentlemen:

         Robert J. Kramer, as Trustee of The Trautman Kramer 401K Plan (the "Trustees") hereby offers to purchase 10,128.400 Class A shares (the "Seed Capital Shares") of the Trautman Kramer Value Plus Fund (the "Fund"), a series of The Trautman Kramer Trust. This letter will confirm that the Trustee is purchasing the Seed Capital Shares for its own account for investment purposes only and not with a view to reselling or otherwise distributing such shares.

         The Trustee agrees and hereby undertakes that, in the event any of the Seed Capital Shares are redeemed during the period of amortization of the Fund's organizational expenses, the redemption proceeds will be reduced by any unamortized organizational expenses in the same proportion as the number of Seed Capital Shares being redeemed bears to the number of Seed Capital Shares outstanding at the time of redemption.

                                         Sincerely,

                                         Robert J. Kramer, as Trustee of
                                         The Trautman Kramer 401K Plan


                                         By:  /s/ Robert J. Kramer
                                              --------------------
                                              Name:  Robert J. Kramer
                                              Title: Chairman